Exhibit 99

AmeriCann Announces Record Breaking Quarterly Revenue

The Company Provided an Operations Update About the Increased Sales Growth at its Flagship Massachusetts Cannabis Center

Boston, MA - April 6, 2021 - AmeriCann, Inc. (ACAN), a cannabis company that develops state-of-the-art cultivation, product manufacturing and distribution facilities, provided financial and operational updates for its flagship project, the Massachusetts Cannabis Center.

AmeriCann’s Operating Revenue from the Massachusetts Cannabis Center increased nearly 60% for the quarter ending March 31, 2021 from the prior quarter.

AmeriCann’s Massachusetts Cannabis Center is located on a 52-acre parcel in Southeastern Massachusetts. The project is permitted for 987,000 sq. ft. of cannabis cultivation and processing infrastructure, which is being developed in phases, and supports both the existing medical cannabis and the adult-use cannabis markets.

The initial phase of the development, Building 1, is a 30,000 square foot cultivation greenhouse and processing facility, that utilizes AmeriCann’s proprietary “Cannopy” cultivation system. Building 1 is fully occupied by Bask, Inc., an existing Massachusetts licensed vertically integrated cannabis operator.

AmeriCann receives Base Rent and a Revenue Participation Fee from Bask of 15% of all gross monthly sales of cannabis, cannabis-infused products and non-cannabis products produced at Massachusetts Cannabis Center.

“The significant increase in Operating Revenue for the quarter is a continuation of quarterly revenue increases for AmeriCann,” stated CFO, Ben Barton. “Our Building 1 facility is relatively new and there are many catalysts that should serve to contribute to continued growth for the future.”

A summary of operational highlights included the following:

●	AmeriCann’s Operating Revenue from Building 1 increased nearly 60% from the quarter that ended March 31, 2020 from the prior quarter.

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The manufacturing of cannabis infused products, including the recently launched 1906 branded “Drops”, has increased dramatically at Massachusetts Cannabis Center. Sales of manufactured infused products are expected to be even stronger once the full portfolio of 1906 “Drops” are launched later this spring.

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AmeriCann’s joint venture partner, Bask, Inc. added adult-use retail sales in February. Although this retail sales channel was only introduced mid-quarter, the increased sales contributed to the record quarterly revenue.

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In February, the Massachusetts market sold $100 million of cannabis which was an increase of 50% from February 2020. The growth from the prior year included infused edible products, gaining 69%, both flower and pre-rolls were up 46%, and concentrates were up 49%. The strength of the Massachusetts market is reflected in the Commonwealth having the highest average purchase prices in the nation and the second highest price per-gram within U.S. adult-use markets.

●	Cannabis sales nationally have been excellent as the industry has produced strong sales growth in markets across the country.

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AmeriCann has secured cultivation and manufacturing licenses for Building 2 – the next phase of the Massachusetts Cannabis Center. Building 2 calls for approximately 400,000 additional square feet of cannabis cultivation, manufacturing and distribution infrastructure.

Plans for the 400,000 sf Building 2 facility will accommodate both Bask and AmeriCann in dedicated cultivation spaces. Additionally, AmeriCann will operate a centralized product manufacturing facility in Building 2 designed to support the entire 1 million square foot MCC campus. AmeriCann was awarded two licenses from the Massachusetts Cannabis Control Commission including one for cannabis cultivation and one for cannabis product manufacturing

About AmeriCann

AmeriCann (OTCQB:ACAN) is a cannabis company that develops cultivation, processing and product manufacturing facilities.

AmeriCann uses greenhouse technology which is superior to the current industry standard of growing cannabis in warehouse facilities under artificial lights. According to industry experts, by capturing natural sunlight, greenhouses use 25 percent fewer lights, and utility bills are up to 75 percent less than in typical warehouse cultivation facilities. As such, AmeriCann's Cannopy System enables cannabis to be produced with a greatly reduced carbon footprint, making the final product less expensive. Additionally, greenhouse construction costs are nearly half of warehouse construction costs.

AmeriCann is also designing GMP Certified cannabis extraction and product manufacturing infrastructure. The Company has secured licenses to produce cannabis infused products including beverages, edibles, topicals and concentrates. AmeriCann, Inc. plans to operate a Marijuana Product Manufacturing business at the Massachusetts Cannabis Center.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (which Sections were adopted as part of the Private Securities Litigation Reform Act of 1995). Statements preceded by, followed by or that otherwise include the words “believe,” “anticipate,” “estimate,” “expect,” “intend,” “plan,” “project,” “prospects,” “outlook,” and similar words or expressions, or future or conditional verbs such as “will,” “should,” “would,” “may,” and “could” are generally forward-looking in nature and not historical facts. These forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the Company's actual results, performance or achievements to be materially different from any anticipated results, performance or achievements. The Company disclaims any intention to, and undertakes no obligation to, revise any forward-looking statements, whether as a result of new information, a future event, or otherwise. For additional uncertainties that could impact the Company's forward-looking statements, please see the Company’s Registration Statement on Form S-1 which may be viewed at www.sec.gov.

Contact Information:

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www.americann.co

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